Exhibit 10(j)

1st Franklin Financial Corporation
Executive Bonus Plan: 2018

Plan Overview:

As we analyze the results from 2017, and review the budget set for 2018 and weigh in the economic forecast for the year, we recognize the need today, more than ever, to balance short-term results – growth and profit, with long-term positioning – new product development and improved systems. This balance is expected to provide the foundation that remains critical for the future success of the Company.

The short term bonus goals that are set for the Company each year, which are reflected in this Executive Bonus Plan, are the milestones which will drive the overall performance to achieve the long range goals and plans.

The Executive Bonus Plan for 2018 will focus first on meeting a minimum income requirement threshold, and thereafter meeting five strategic goals. The combination of these goals is expected to provide a balanced measurement of 1st Franklin’s performance and will also support the achievement of our long term goals.

DISCLAIMERS:

“The Company must be in compliance with all credit line debt covenants prior to the disbursement of any bonus.”

Right to Alter Program

The Company reserves the right, at any time, or from time to time during the year, with or without notice, to continue or discontinue this program, or to alter it as necessary in the best interest of the Company.

The goals that are set were identified and agreed upon by the Executive Management Team. Below are the five strategic goals, as well as the minimum income requirement for the 2018 bonus to be paid.

THRESHOLD: The Company must achieve minimum pre-tax income based on the average pre-tax income for the three years ended December 31, 2017 plus the projected accrued incentive bonus for December 31, 2018 divided by 2. The minimum pre-tax income threshold for 2018 is $13,135,550.

STRATEGIC GOALS:

1.	Corporate Net Receivables Growth – a target of 4.25% annual growth;
2.	Corporate Delinquency Control – 30 days or more delinquency (including bankrupt accounts) not to exceed 9.00% of receivables;
3.	Corporate Expenses to Revenue – less than or equal to 92.50%;
4.	Corporate Return on Assets (ROA) – greater than or equal to 3.00%;
5.	Corporate Pre-tax Income (separate from the threshold goal) - $17.5 million.

PROGRAM ELIGIBILITY:

Company: The threshold pre-tax income goal must be achieved for the Executive Bonus Plan to be activated. Once this requirement is achieved, the bonus will be paid based on the achievement of the strategic goals, and will be paid according to the following scale on an individual basis as a percentage of the participant’s annual salary. However, the total bonus amount paid cannot exceed 50% of income before income taxes. If the preliminary total bonus calculation exceeds 50% of income before income taxes, the amount of bonuses paid will be reduced accordingly to meet the 50% limit.

No. of Strategic Goals Met	% Bonus Paid Based on Annual Salary
(in increments of 5 percentage points)
1	Up to 30% (0% - 30%)
2	Up to 40% (0% - 40%)
3	Up to 50% (0% - 50%)
4	Up to 60% (0% - 60%)
5	Up to 65% (0% - 65%)

The percentage range is based on many factors, including but not limited to: achieving budget projections, achieving monthly / quarterly objectives, training (both individually and for the respective participant’s employees), performance management review (“PMR”) ratings and achievement of PMR goals, employee retention, managing human resource issues, audit and compliance guidelines, etc.

Example: if the Company achieves the threshold, which will then activate the bonus plan, and any two strategic goals, the range of bonus paid will be from 0% to 40% of participants’ annual salary depending on their performance.

INDIVIDUAL EXCEPTIONS:

If 1st Franklin fails to achieve the minimum requirement of pre-tax income – the Executive Bonus Plan, which is an incentive bonus plan based on performance, will not be paid. However, the Executive Compensation Committee (which consists of; Ben F. Cheek, III, Vice-Chairman; Ben F. Cheek, IV, Chairman; Ginger Herring, President and CEO; Roger Guimond, EVP/Chief Operating Officer; Kay O'Shields, EVP/Strategic and Organizational Development; Mike Haynie, EVP/Human Resources; Dan Clevenger, II, EVP/Compliance; Charles E. Vercelli, Jr. EVP/General Counsel; Nancy Sherr, EVP/Chief Marketing Officer and Alan Shaw, EVP/Chief Information Officer) may chose to award individual bonuses to a select number of executives. These exceptions will only be made if those said individuals have achieved an outstanding year by ALL standards. In such a case, a bonus may be awarded but may be based on a lower scale than the above plan.

Executive Compensation Committee Review

The Executive Compensation Committee will review all executive, performance ratings and bonus recommendations and determine the final bonus awarded.

AREA	RECOMMENDATION	COMMITTEE MEMBERS
Home Office Supervisors, Home Office Vice Presidents	Direct Report	Ginger Herring, Ben F. Cheek, III, Roger Guimond, Mike Haynie, Kay O'Shields, Dan Clevenger, Chip Vercelli, Nancy Sherr and Alan Shaw
Executive Vice Presidents, General Counsel	Ginger Herring	Ginger Herring, Ben F. Cheek, III, Ben. F. Cheek, IV